UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12.

PROXYMED, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROXYMED, INC.

1854 SHACKLEFORD COURT, SUITE 200

NORCROSS, GEORGIA 30093

(770) 806-9918

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 1, 2007

Dear Shareholders,

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of ProxyMed, Inc., a Florida corporation, d/b/a MedAvant Healthcare Solutions (“MedAvant,” “we,” or “us”), will be held on Friday, June 1, 2007, at 10:00 a.m., Eastern Time, at our corporate offices located at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093. In addition to covering the formal items described below, all of which are set forth more completely in the accompanying Proxy Statement, we will review the major developments of the past year and answer your questions. At our Annual Meeting we will ask you to:

(1)	Elect five (5) persons to our Board of Directors to serve until our 2008 Annual Meeting of Shareholders, or until election and qualification of their respective successors;

(2)	Ratify our Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year; and

(3)	Transact such other business as may properly come before MedAvant at the Annual Meeting.

Our Board of Directors recommends that you vote IN FAVOR OF each of the nominees set forth in Proposal 1 and IN FAVOR OF Proposal 2 and that you allow our representative to vote the shares represented by your proxy as recommended by our Board of Directors.

Pursuant to our bylaws, our Board of Directors has fixed the close of business on May 2, 2007, as the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting.

A FORM OF PROXY AND OUR ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2006 ARE ENCLOSED. YOUR VOTE IS VERY IMPORTANT. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE THE VOTE AT THE ANNUAL MEETING BY FOLLOWING THE PROCEDURES OUTLINED IN THE ACCOMPANYING PROXY STATEMENT.

BY ORDER OF THE

BOARD OF DIRECTORS

/s/ John G. Lettko

John G. Lettko, Chief Executive Officer and Director

April 30, 2007

Norcross, Georgia

PROXYMED, INC.

1854 SHACKLEFORD COURT, SUITE 200

NORCROSS, GEORGIA 30093

(770) 806-9918

PROXY STATEMENT

INFORMATION ABOUT OUR 2007 ANNUAL MEETING AND VOTING

General

The enclosed proxy card has been sent to you by the Board of Directors (the “Board”) of ProxyMed, Inc., a Florida corporation, d/b/a MedAvant Healthcare Solutions (“MedAvant,” “we,” or “us”), for use at our Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, June 1, 2007, at 10:00 a.m., Eastern Time, at our corporate offices located at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093. The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to shareholders is May 7, 2007.

Voting Rights, Outstanding Shares and Quorum

The form of proxy provides a space for you to record your vote for each proposal. You are urged to indicate your vote on each matter in the space provided. Any item not voted upon by you will be voted by the persons named in the proxies at the meeting: (i) FOR the election of five (5) persons to our Board as set forth below; (ii) FOR the ratification and approval of Deloitte & Touche LLP as our independent registered public accounting firm for the 2007 fiscal year; and (iii) in their discretion, upon such other business as may properly come before MedAvant at the meeting. Whether or not you plan to attend the meeting, please complete the proxy card, sign, date and return the proxy card to the transfer agent in the enclosed envelope, which requires no postage if mailed in the United States.

Only shareholders of record at the close of business on May 2, 2007 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. If you are a holder of record of our Common Stock at the close of business on the Record Date, you are entitled to one (1) vote for each share of our Common Stock you hold, and if you are a holder of our Series C 7% Convertible Preferred Stock (“Series C Preferred Stock”) at the close of business on the Record Date, you are entitled to one (1) vote for each share of Common Stock into which your Series C Preferred Stock is convertible on such date, in each case, for each matter submitted to a vote of our shareholders. As of the Record Date, there were 13,210,573 shares of our Common Stock, par value $0.001 per share, outstanding, and 2,000 shares of our Series C Preferred Stock, par value $0.01 per share, outstanding, which are convertible into 13,333 shares of our Common Stock.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the issued and outstanding shares entitled to vote at the Annual Meeting, either present in person or represented by proxy. In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. The approval of the proposals covered by this Proxy Statement will require an affirmative vote of the holders of a majority of the shares of our outstanding capital stock voting in person or by proxy at the Annual Meeting, with the exception of the election of directors, each of whom is elected by a plurality.

If your broker holds your shares as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are typically proposals considered routine under the rules of the New York Stock Exchange on which a broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Proposals 1 and 2 are considered discretionary items.

All shares of our Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares represented by proxy will be voted as recommended by our Board. Abstentions or broker non-votes are counted as shares present in the determination of whether shares of Common Stock represented at the meeting constitute a quorum. Abstentions and broker non-votes are tabulated separately. Since only a plurality is required for the election of directors, abstentions or broker non-votes will have no effect on the election of directors (except for purposes of determining whether a quorum is present at the Annual Meeting). As to other matters to be acted upon at the Annual Meeting, abstentions are treated as AGAINST votes, whereas broker non-votes are not counted for the purpose of determining whether the proposal has been approved.

You may vote in one of the following ways:

•	attend the Annual Meeting and vote in person; or

•	complete, sign, date and return the enclosed proxy card.

We will announce preliminary voting results at the Annual Meeting and publish final voting results in our Quarterly Report on Form 10-Q for the second quarter of 2007.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instructions for voting their shares from their bank, broker or other agent, rather than from our proxy card.

Revocability of Proxies

A SHAREHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY: (I) DELIVERING A WRITTEN NOTICE INDICATING THAT SUCH PROXY HAS BEEN REVOKED TO OUR ASSISTANT SECRETARY AT THE NORCROSS, GEORGIA ADDRESS STATED ABOVE; (II) COMPLETING, EXECUTING, DATING AND DELIVERING A LATER-DATED PROXY; OR (III) ATTENDING THE MEETING AND VOTING IN PERSON. UNLESS YOU REVOKE YOUR PROXY PRIOR TO ITS USE IN ONE OF THE THREE FOREGOING WAYS, PROXIES WHICH ARE PROPERLY EXECUTED WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

Solicitation

This proxy solicitation is being made directly by us and the cost of this proxy solicitation will be borne by us. Solicitations of proxies by mail may be supplemented by telephone, telegram, facsimile, personal or electronic solicitation by directors, officers or our regular employees. No additional compensation will be paid to such persons for such activities. We estimate that the cost of this proxy solicitation will be approximately $33,000 including shareholder verification, printing of materials and distribution costs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information to our knowledge or as reported to us regarding the beneficial ownership of our outstanding capital stock as of April 16, 2007 including options and warrants exercisable within sixty (60) days thereof, with respect to (i) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding capital stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission (“SEC”). The calculation of the percentage of outstanding shares is based on 13,210,573 shares outstanding as of April 16, 2007.

Title of Class	Name and address of Beneficial Owner (1)	Shares Beneficially Owned (2)		Percentage Beneficially Owned
	EXECUTIVE OFFICERS AND DIRECTORS:
Common	John G. Lettko, Chief Executive Officer and Director	295,853	(3)	2.2%
Common	Edwin M. Cooperman, Director	64,166	(4)	*
Common	Eugene R. Terry, Director	55,166	(5)	*
Common	James B. Hudak, Director	49,200		*
Common	Samuel R. Schwartz, Director	19,700		*
Common	Douglas J. O’Dowd, former Executive Vice President and Chief Financial Officer	75,055	(6)	*
Common	Gerard M. Hayden, Jr.	—		*
Common	Peter E. Fleming, III, Executive Vice President, General Counsel and Secretary	—		*
Common	Lonnie Hardin, Executive Vice President, Operations	42,257		*
Common	Eric Arnson, Executive Vice President, Product and Business Development	11,937		*
Common	All directors and executive officers as a group (9 persons)	603,334	(7)	4.6%

	5% SHAREHOLDERS:
Common	General Atlantic LLC	3,381,802	(8)	25.6%
Common	Michael S. Falk	982,632	(9)	7.4%

*	Less than 1%
(1)	The address for each person, unless otherwise noted, is 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093.
(2)	In accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), shares that are not outstanding, but that are subject to options, warrants, rights or conversion privileges exercisable within 60 days from April 16, 2007, have been deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the individual having such right, but have not been deemed outstanding for the purpose of computing the percentage for any other person.
(3)	Includes 87,520 shares held of record and 208,333 shares issuable upon the exercise of stock options exercisable within 60 days.
(4)	Includes 9,000 shares held of record and 55,166 shares issuable upon the exercise of stock options exercisable within 60 days.
(5)	Includes 55,166 shares issuable upon exercise of stock options exercisable within 60 days.
(6)	Includes 1,685 shares held of record and 73,370 shares issuable upon the exercise of stock options exercisable within 60 days.
(7)	Includes 157,105 shares held of record by the officers and directors and their related parties and 446,229 shares issuable upon exercise of stock options and warrants exercisable in 60 days.
(8)

Includes the following shares of our common stock held by the following General Atlantic entities: (i) 1,166,184 shares owned by General Atlantic Partners 77, L.P. (“GAP 77”); (ii) 1,741,258 shares owned by General Atlantic Partners 74, L.P. (“GAP 74”); (iii) 236,441 shares owned by GAP Coinvestments

Partners II, L.P. (“GAPCO II”); (iv) 63,943 shares owned by GAP Coinvestments III, LLC (“GAPCO III”); (v) 15,930 shares owned by GAP Coinvestments IV, LLC; (vi) 4,782 shares owned by GAPCO Management; and (vi) 153,264 shares owned by GapStar, LLC. General Atlantic LLC (“GA LLC”) is the general partner of GAP 74 and GAP 77 and the sole member of GapStar. The general partners of GAPCO II are Managing Directors of GA LLC. The Managing Members of each of GAPCO III and GAPCO IV are Managing Directors of GA LLC. The general partner of GAPCO KG is GAPCO Management GmbH (“Management GmbH” and, together with GAP 74, GAP 77, GapStar, GAPCO II, GAPCO III, GAPCO IV, GAPCO KG and GA LLC, the “GA Group”). The Managing Directors of GA are Steven A. Denning (Chairman), William E. Ford (Chief Executive Officer), H. Raymond Bingham, Peter L. Bloom, Mark F. Dzialga, Klaus Esser, Vince Feng, William O. Grabe, Abhay Havaldar, David C. Hodgson, Rene M. Kern, Jonathan Korngold, Christopher J. Lanning, Anton J. Levy, Marc F. McMorris, Thomas J. Murphy, Matthew Nimetz, Andrew C. Pearson, David A. Rosenstein, Franchon M. Smithson, Tom C. Tinsley, Philip P. Trahanas and Florian P. Wendelstadt (collectively, the “GA Managing Directors”). The GA Managing Directors have the right to control the voting and investment power over the shares of Common Stock held by each member of the GA Group. The GA Group is a “group” within the meaning of Rule 13d-5 of the Exchange Act. The address of the GA Group (other than GAPCO KG and Management GmbH) is c/o General Atlantic Service Company, LLC, 3 Pickwick Plaza, Greenwich, CT 06830. The address of GAPCO KG and Management GmbH is c/o General Atlantic GmbH, Koenigsallee 62, 40212 Duesseldorf, Germany.

(9)	Includes 982,632 shares held of record by Michael Falk, family members, family trusts and related parties and 27,500 shares issuable upon the exercise of stock options and warrants exercisable within 60 days. Falk beneficially owns of record an aggregate of 401,449 shares of Common Stock, representing (i) 124,190 shares of Common Stock of the Issuer owned by Falk prior to the Merger Transaction, (ii) 1,000 shares of Common Stock of the Issuer owned by Falk’s IRA prior to the Merger Transaction, (iii) 4,508 shares of Common Stock of the Issuer received by Falk in exchange for 56,511 shares of common stock of PV owned by Falk, at a conversion rate of ..08271 per share, (iv) 9,537 shares of Common Stock of the Issuer, pursuant to a distribution made by ComVest Capital Partners on April 13, 2004, (v) options to purchase 5,000 shares of Common Stock of the Issuer, exercisable by Falk as of May 22, 2002, at an exercise price of $20.20 and shall expire on May 22, 2012, (vi) options to purchase 3,334 shares of Common Stock of the Issuer, exercisable by Falk as of April 16, 2004, at an exercise price of $7.28 and shall expire on April 16, 2013, (vii) options to purchase 3,333 shares of Common Stock of the Issuer, exercisable by Falk as of April 16, 2005, at an exercise price of $7.28 and shall expire on April 16, 2013, (viii) options to purchase 3,333 shares of Common Stock of the Issuer, exercisable by Falk as of April 16, 2006, at an exercise price of $7.28 and shall expire on April 16, 2013, (ix) options to purchase 5,000 shares of Common Stock of the Issuer, exercisable by Falk as of May 29, 2003, at an exercise price of $10.63 and shall expire on May 29, 2013, (x) options to purchase 1,875 shares of Common Stock of the Issuer, exercisable by Falk as of December 31, 2003, at an exercise price of $10.63 and shall expire on May 29, 2013, (xi) options to purchase 625 shares of Common Stock of the Issuer, exercisable by Falk as of June 2, 2004, at an exercise price of $10.63 and shall expire on May 29, 2013, (xii) options to purchase 5,000 shares of Common Stock of the Issuer, exercisable by Falk as of June 2, 2004, at an exercise price of $10.63 and shall expire on June 2, 2014, (xiii) 148,433 shares of Common Stock of the Issuer, pursuant to a distribution made by Commonwealth Associates, L.P. (“Commonwealth Associates”) on May 10, 2005, (xiv) 19,048 shares of Common Stock of the Issuer, pursuant to a distribution made by ComVest Group Holdings, LLC f/k/a Commonwealth Associates Group Holdings, LLC (“CGH”) on July 1, 2005, and (xv) 67,233 shares of Common Stock of the Issuer, pursuant to a distribution made by CGH on December 13, 2006. The address of Mr. Falk is One North Clematis St. Ste. 300, West Palm Beach, FL 33401.

PROPOSAL 1

ELECTION OF DIRECTORS

Description of our Current Board

Our Restated Articles of Incorporation, as amended, provide for one class of directors. Our bylaws provide that the total number of directors shall be determined by resolution adopted by the affirmative vote of a majority of our Board, and that the total number of directors may not be less than one (1) nor more than eight (8), with each director holding office until the next annual meeting of shareholders or until a successor is duly elected, or until such director’s resignation. As of the date of this Proxy Statement, our Board has set the number of directors to serve on our Board at eight (8). Directors elected to fill vacancies hold office until our 2008 Annual Meeting of Shareholders or until election and qualification of their respective successors. We currently have five (5) directors, and three (3) vacancies. The term of office of our five (5) current directors expires at this Annual Meeting and the nominees are subject to a vote as proposed below. The current members of our Board are listed in the table below.

NAME OF DIRECTOR	AGE	DIRECTOR SINCE
John G. Lettko	49	July 2005
Eugene R. Terry	68	August 1995
Edwin M. Cooperman	63	July 2000
Samuel R. Schwartz	57	June 2006
James B. Hudak	59	June 2006

Nominees for Election as Directors

Each of our current five (5) directors was recommended for nomination by our Corporate Governance and Nominating Committee and has been nominated by our Board for re-election as a director at the Annual Meeting. Each director elected at the Annual Meeting will serve for a term expiring at our 2008 Annual Meeting or when his successor has been duly elected and qualified. Our Board has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that any nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other person(s) as may be designated by our Board. Our Board has accepted the Corporate Governance and Nominating Committee’s recommendation to our Board that the three (3) vacant seats on our Board be held open to allow the Corporate Governance and Nominating Committee additional time to search for and provide input into selection of new independent directors to fill each of the vacancies on our current Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Below is information with respect to each nominee for election. The following nominees may be elected by plurality vote:

John G. Lettko

Mr. Lettko has served as a director since July 2005, as our Chief Executive Officer since May 2005 and as our President since October 2005. Prior to joining us, he served as Chief Executive Officer from February 2001 to February 2005 and as Chairman of the Board from January 2002 through February 2005 for Viewpointe Archive Services, a bank consortium providing paper and electronic check processing, archival and image exchange services to the financial industry. From October 1999 to February 2001, Mr. Lettko served as president of Xpede, Inc., a software provider to bank lenders, where he led the sales, marketing, business development and investor relations functions. Prior to that, Mr. Lettko spent 10 years at Electronic Data Systems, a Global IT outsourcing company, where he managed global accounts in Asia, Europe and the Americas. Mr. Lettko also held key positions at the Progressive Companies and Fleet National Bank, where he played central roles in the formation of several regional ATM networks. Mr. Lettko holds an MBA in Finance and Management Information Systems from State University of New York at Albany and a BS from Union College. Mr. Lettko is not “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements because Mr. Lettko is currently employed as our CEO.

Edwin M. Cooperman

Mr. Cooperman has served as a director since July 2000. He is a principal of T.C. Solutions, a privately-held investment and financial services consulting firm. Previously, Mr. Cooperman was Chairman of the Travelers Bank Group and Executive Vice President, Travelers Group, where he was responsible for strategic marketing, the integration of Travelers brands and products, joint and cross marketing efforts and corporate identity strategies, as well as expanding the Travelers Bank Group’s credit card portfolios. After joining Travelers in 1991, Mr. Cooperman became Chairman and CEO of Primerica Financial Services Group, which comprises Primerica Financial Services, Benefit Life Insurance Company and Primerica Financial Services Canada. Previous to this, Mr. Cooperman served at American Express where he became Chairman and Co-Chief Executive of Travel Related Services, North America. Mr. Cooperman is also a director of Grannum Value Mutual Fund. Mr. Cooperman is “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements.

Eugene R. Terry

Mr. Terry has served as a director since August 1995. Mr. Terry is a pharmacist and is a principal of T.C. Solutions, a privately-held investment and financial services consulting firm. From December 2001 through 2003, Mr. Terry was director and interim chairman of Medical Nutrition. In 2001, Mr. Terry was a director on the board of In-Home Health, a home healthcare company acquired by Manor Care, Inc. In 1971, Mr. Terry founded Home Nutritional Support, Inc., referred to as HNSI, one of the first companies established in the home infusion industry. In 1984, HNSI was sold to Healthdyne, Inc., and later to the W.R. Grace Group. From 1975 to 1984, Mr. Terry was also founder and Chief Executive Officer of Paramedical Specialties, Inc., a respiratory and durable medical equipment company, which was also sold to Healthdyne, Inc. Mr. Terry currently is a director of HCM, a prescription auditing firm. Mr. Terry is “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements.

Samuel R. Schwartz

Mr. Schwartz has served as a director since June 2006. Mr. Schwartz is a CPA and serves as the Chairman of the Audit Committee. He is currently Senior Vice President, Chief Accounting Officer and Controller at CheckFree Corporation, a public company specializing in electronic payment processing and a leading provider of financial electronic commerce products and services with annual revenues approaching $1 billion. From 1998 through 2006, he was Vice President, Controller and Chief Accounting Officer and a member of the Executive Management Operating Committee of Serologicals Corporation, a public life science/ biotech company with annual revenues in excess of $300 million. Prior to joining Serologicals, he spent seven years as CEO/owner of a private manufacturing and distribution company and sixteen years in public accounting with Coopers & Lybrand, L.L.P., including five years as an audit partner. Mr. Schwartz received his bachelor’s of science degree in industrial management from Georgia Tech and master’s of business administration from Georgia State University. Mr. Schwartz is “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements.

James B. Hudak

Mr. Hudak has served as a director since June 2006, the same month he retired as Chief Executive Officer of Behavioral Solutions, a $1.2 billion business segment of UnitedHealth Group. He was CEO of UnitedHealth Technologies from 1999 to 2003. Prior to UnitedHealth, Mr. Hudak spent 19 years at Accenture, formerly

Andersen Consulting, where he rose to the position of global managing partner of the healthcare practice. He earned his bachelor’s degree in economics from Yale University and master’s degree in public policy from the University of Michigan where he chairs the Committee for the Gerald R. Ford School of Public Policy. Mr. Hudak is “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements.

All properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted in accordance with the instructions indicated therein. If no such instructions are indicated, shares represented by such proxy, will be voted in favor of the five (5) nominees listed above. Should any nominee named herein become unable for any reason to stand for election as a director, our representative named in the proxy will vote for the election of such other person or persons as our Board may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve. The names of the nominees, their principal occupations during the past five years, other directorships held and certain other information are set forth above.

OUR BOARD RECOMMENDS A VOTE IN FAVOR OF EACH OF THE NOMINEES NAMED ABOVE

Former Directors

The following individuals served as our directors during the fiscal year ended December 31, 2006, but no longer serve as our directors:

William L. Bennett

Mr. Bennett was appointed as one of our directors in March 2004 in connection with our acquisition of PlanVista. Mr. Bennett passed away on January 23, 2006. From January 1998 to March 2004, Mr. Bennett was the Vice Chairman of the Board of PlanVista Corporation (“PlanVista”). Mr. Bennett served as the Chairman of the Board of PlanVista from December 1994 to December 1997 and had been a director since August 1994. From February 2000 to January 2006, Mr. Bennett was a partner and Director of Global Recruiting and Managing Director of Monitor Company Group, L.P., a strategy consulting firm and merchant bank. From May 1991 to May 2001, he was a director of Allegheny Energy, Inc., an electric utility holding company. Until March 1995, Mr. Bennett served as Chairman and Chief Executive officer of Noel Group, Inc., a publicly traded company that held controlling interests in small to medium-sized operating companies. Mr. Bennett was also a director of Sylvan, Inc., a publicly traded company that produces mushroom spawn and fresh mushrooms. Mr. Bennett was “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements.

Kevin M. McNamara

Mr. McNamara was appointed as a director in September 2002 and served as Chairman of our Board from December 2004 until his resignation from our Board on January 26, 2006. Mr. McNamara resigned from our Board to focus on his newly evolving responsibilities with his current employer. He also served as our Interim Chief Executive Officer from January 2005 to May 2005. Mr. McNamara is currently a board member of HCCA International, Inc., a healthcare management and recruitment company. In April, 2005, he became the Chief Financial Officer of Healthspring, Inc. f/k/a Newquest. Healthspring, Inc. is an HMO that focuses mainly on providing health coverage to medical beneficiaries. From November 1999 until February 2001, Mr. McNamara served as Chief Executive Officer and a director of Private Business, Inc., a provider of electronic commerce solutions that helps community banks provide accounts receivable financing to their small business customers. From 1996 to 1999, Mr. McNamara served as Senior Vice President and Chief Financial Officer of Envoy. Before joining Envoy, he served as president of NaBanco Merchant Services Corporation, then one of the world’s largest merchant credit card processors. Mr. McNamara currently serves on the Board of Directors of Luminex Corporation, a medical device company, and Comsys IT Partners, an information technology staffing company, as well as several private companies. He is a Certified Public Accountant and holds a BS in Accounting from Virginia Commonwealth University and a Masters in Business Administration from the University of Richmond. Mr. McNamara was not “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements because Mr. McNamara was employed by us as an officer within the last three (3) years.

James H. McGuire

Mr. McGuire was appointed as a director in September 2005 and served as a director until his resignation on August 28, 2006. Since 1992, Mr. McGuire has been the President of NJK Holding Corporation, a privately-held investment company that has invested in a broad spectrum of industries including financial services, health care, litigation services, certification/training, and publishing. His background includes both commercial banking and the computer and software industry. He spent 12 years with Control Data Corporation where he was a Vice President in the Peripherals Company. Mr. McGuire is a director of Digital Insight Corporation, a leading online banking provider for financial institutions, and served as Chairman of the Board from its inception in 1997 until June 1999. Mr. McGuire also has been a director since 1995 of Laureate Education Inc., a higher education company. Laureate was formerly Sylvan Learning Systems, Inc. Mr. McGuire received his BA in finance from the University of Notre Dame. Mr. McGuire was “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements.

Thomas E. Hodapp

Mr. Hodapp served as a director for us from July 2000 until his resignation on August 28, 2006. In 1999, Mr. Hodapp founded Access Capital Management, a private banking and management firm dedicated to providing financial and strategic advisory services to select, early stage private healthcare and information technology companies. From 1992 to 1998, Mr. Hodapp was a Managing Director for Robertson Stephens & Company, LLC, a leading international investment banking firm, overseeing the firm’s Healthcare Managed Care Research Group, with a focus on the managed care, practice management and healthcare information services industries. From 1988 to 1992, he was with Montgomery Medical Ventures, a venture firm focused on the biotechnology, medical device and healthcare service fields. MMV I and II actively managed long-term investments in over 40 early stage companies, many of which the firm was involved in co-founding. Prior to that, Mr. Hodapp researched the healthcare industry as an industry analyst with Goldman, Sachs & Company, S.G. Warburg Securities and Volpe & Covington. Additionally, Mr. Hodapp has been published in a number of major financial and healthcare industry journals and publications, was a two-time selection to the Wall Street Journal Research Analyst All-Star Team, and is a frequent speaker at national healthcare investment and strategy forums. Mr. Hodapp was “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements.

Braden R. Kelly

Mr. Kelly was appointed as a director in April 2002 and elected acting chairman in February 2006. Mr. Kelly served as a director and chairman of our Board until his resignation from our Board on October 5, 2006. Mr. Kelly is a Limited Partner of General Atlantic, LLC, a leading global private equity firm providing capital for innovative companies where information technology or intellectual property is a key driver of growth, and he has been with General Atlantic since 1995. Prior to joining General Atlantic, Mr. Kelly was a member of the Mergers, Acquisitions, and Restructurings Department at Morgan Stanley & Co. He also serves as a director of Eclipsys Corporation, HEALTHvision, Inc. and Schaller Anderson, Incorporated. Mr. Kelly received his BA in Finance and Business Economics from the University of Notre Dame. Mr. Kelly was “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Corporate Governance Listing Requirements.

CORPORATE GOVERNANCE

Board Meetings

During 2006, our Board held eleven (11) meetings either in person or telephonically. During the 2006 fiscal year, no director attended fewer than seventy five percent (75%) of the number of meetings our Board held during the period for which they were eligible to attend. In addition to attending meetings, directors discharge their obligations by reviewing our reports and correspondence to directors and through participation in telephone conferences and other meetings with our management, key employees and others regarding matters of interest or importance to us. As previously disclosed under the heading “Nominees for Election as Directors,” our Board has determined that the following current directors are independent directors as defined by the Nasdaq Stock Market Listing Requirements: James B. Hudak, Edwin M. Cooperman, Eugene R. Terry and Samuel R. Schwartz.

Board Committees

Our Board currently has the following standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Below is a description of each committee. The Audit Committee and the Corporate Governance and Nominating Committee have express authority to engage legal counsel or other experts or consultants, as each deems appropriate to carry out its responsibilities.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act that operates according to a Charter approved by our Board. Our Audit Committee consists of three (3) non-employee directors who are “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements and the definition contained in Rule 10a-3(b)(1)(ii) of the Exchange Act. The three (3) directors are: Samuel R. Schwartz (Chairman), Eugene R. Terry and James B. Hudak. Mr. Schwartz is our Audit Committee financial expert. The Audit Committee is responsible for the preparation, presentation and integrity of our consolidated financial statements and for the appropriateness of the accounting and reporting policies used by us. The Audit Committee is also responsible for meeting with representatives of our independent registered public accounting firm and with representatives of senior management to review the general scope of our annual audit, matters relating to internal audit control systems and the fee charged by the independent registered public accounting firm. In addition, pursuant to its Charter, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by our independent registered public accounting firm and for recommending the engagement or discharge of our independent registered public accounting firm. The Audit Committee held thirteen (13) meetings during the 2006 fiscal year. During the 2006 fiscal year, no director attended fewer than seventy five percent (75%) of the number of meetings of the Audit Committee held during the period for which they were eligible to attend. The Audit Committee Charter is available online at the MedAvant website at www.medavanthealth.com in the “Investor/Media Relations” section under the heading “Corporate Governance.”

Compensation Committee

Our Compensation Committee consists of two (2) non-employee directors who are “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements. The two (2) directors are: Edwin M. Cooperman (Chairman) and James B. Hudak. The Compensation Committee operates according to a Charter approved by our Board and is responsible for making recommendations to our Board on the annual compensation for all officers, and employees, including salaries, stock options and other consideration, if any. The Compensation Committee is also responsible for granting stock options to be made under our existing plans. The Company’s First Amended and Restated Stock Option Grant Policies and Procedures provides for grants of options for new hires, in the event of a promotion and/or based on merit of up to 10,000 stock options, without the approval of the Compensation Committee, except that all grants to new hires at the executive vice president level or higher must have the approval of the Compensation Committee. No employee may be granted more than a total of 10,000 stock options in a fiscal year without the approval of the Compensation Committee. The Compensation Committee has also approved awarding up to at total of 25,000 stock options in the aggregate to the winners of sales and account management achievement and recognition awards without Compensation Committee approval for each individual grant made. The process for granting an award begins with the individual’s manager submitting a request to make a grant to Mr. Lettko, our CEO. If he approves and executes the grant request form, Mr. Lettko will forward the request to the legal department and the human resources department for approval. If required, the request is then submitted to the Compensation Committee.

The Compensation Committee held four (4) meetings during the 2006 fiscal year. During the 2006 fiscal year, no director attended fewer than seventy five percent (75%) of the number of meetings of the Compensation Committee held during the period for which they were eligible to attend. The Compensation Committee Charter is available online at the MedAvant website at www.medavanthealth.com in the “Investor/Media Relations” section under the heading “Corporate Governance.”

Corporate Governance and Nominating Committee

We have a Nominating Committee that was expanded in November 2004 to include corporate governance duties. Our Corporate Governance and Nominating Committee consists of three (3) non-employee directors who are “independent” pursuant to the definition contained in Rule 4200(a)(15) of the Nasdaq Stock Market Listing Requirements. The three (3) directors are Eugene R. Terry (Chairman), Edwin Cooperman and Samuel Schwartz. The Corporate Governance and Nominating Committee operates according to a Charter approved by our Board, and is responsible for providing assistance to our Board to determine the size, functions and needs of our Board, and the selection of candidates for election to our Board, including identifying, as necessary, new candidates who are qualified to serve as our directors and recommending to our Board, the candidates for election to our Board. In addition, the Corporate Governance and Nominating Committee has the responsibility for overseeing the selection, retention and conduct of our executive officers. Finally, the Corporate Governance and Nominating Committee has overall responsibility for ensuring our appropriate corporate governance. The Corporate Governance and Nominating Committee will also consider director candidates recommended by shareholders. Nominations by shareholders should be submitted to our Assistant Corporate Secretary and must comply with certain procedural and informational requirements set forth in our bylaws. Please see “Shareholder Proposals” below. The Corporate Governance and Nominating Committee held zero meetings during the 2006 fiscal year. The Corporate Governance and Nominating Committee Charter is available online at the MedAvant website at www.medavanthealth.com in the “Investor/Media Relations” section under the heading “Corporate Governance.”

The process for selecting and evaluating nominees includes the following: (i) the Corporate Governance and Nominating Committee identifies a need to fill a vacancy; (ii) the Chairman of the Corporate Governance and Nominating Committee initiates a search and seeks input from our Board and senior management; (iii) director candidates, including any directors proposed by shareholders in accordance with our bylaws, are identified and presented to the Corporate Governance and Nominating Committee; (iv) initial interviews of the candidates are conducted by the Corporate Governance and Nominating Committee; (v) the Corporate Governance and Nominating Committee meets to select a final candidate and conduct further interviews as necessary; and (vi) the Corporate Governance and Nominating Committee makes a formal recommendation to our full Board for inclusion in the slate of nominees for directors at the next annual meeting, or appointment by our Board in any interim period. The Corporate Governance and Nominating Committee is responsible for establishing criteria upon which the selection process is based, recognizing that the contribution of each director will depend upon the character and capacities of the directors taken individually and as a whole. In particular, the criteria includes, among others, consideration of prospective nominees who will (i) bring to our Board a variety of experience and background; (ii) form a certain core group of business executives with substantial senior management experience, financial expertise and such other skills that would enhance our Board’s effectiveness; (iii) reflect a diversity of experience, gender, race and age; and (iv) represent the balanced best interests of our shareholders as a whole and the interest of our other stakeholders, including customers, employees and vendors. The Corporate Governance and Nominating Committee will consider nominees proposed by security holders if such proposals are made in accordance with the SEC rules related to security holder proposals and our bylaws. See the Section of this Proxy Statement below entitled, “Shareholder Proposals.”

Communication with our Board and Director Attendance at Annual Meetings

Directors are expected to fulfill their fiduciary duties to our shareholders, including preparing for and attending meetings of our Board and the committees of which the directors are a member. We do not have a formal policy regarding director attendance at annual meetings; nevertheless, directors are encouraged to attend. Of our current directors who were directors as of the 2006 Annual Meeting of Shareholders (the “2006 Annual Meeting”), Mr. Lettko attended the 2006 Annual Meeting.

Shareholders may communicate with our Board by writing to our Board of Directors (or at the shareholder’s option, to a specific director), care of our Corporate Secretary, at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093. We will ensure that all communications to our Board or any particular director (properly marked and addressed as set forth above) will be delivered to our Board or a specified director, as the case may be.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics is available online at the MedAvant website at www.medavanthealth.com in the “Investor/Media Relations” section under the heading “Corporate Governance.” We intend to post amendments to or waivers from our Code of Ethics, of the type referred to in Item 5.05 of Form 8-K, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, on our website.

MANAGEMENT

Director and Corporate Officers

As of April 30, 2007, the following persons were officers of our Company:

NAME	AGE	POSITION
John G. Lettko	49	Chief Executive Officer, President
Gerard M. Hayden, Jr.	52	Executive Vice President, Chief Financial Officer and Treasurer
Peter E. Fleming, III	49	Executive Vice President, General Counsel and Secretary
Lonnie W. Hardin	52	Executive Vice President, Operations
Allison W. Myers	29	Executive Vice President, Human Resources
Emily J. Pietrzak	30	Executive Vice President, Sales and Account Management
Eric D. Arnson	35	Executive Vice President, Product and Business Management
Adnane Khalil	38	Executive Vice President, Technology
Teresa D. Stubbs	48	Executive Vice President, Marketing and Communications

John G. Lettko

See “ELECTION OF DIRECTORS—Nominees for Election as Directors” for additional biographical information on Mr. Lettko.

Gerard M. Hayden, Jr.

Effective April 2, 2007, Gerard M. Hayden, Jr. was appointed as our new CFO, Executive Vice President and Treasurer. For the previous two years, from January 2005 to April 2007, Mr. Hayden has been an independent consultant in Nashville, Tennessee, where he has provided productivity and organizational assessments to local companies as well as serving as financial advisor to area businesses. His previous experience includes serving as CFO for Private Business, Inc. (2001 to 2005); Covation, (1998-2001); Meridian Occupational Healthcare Associates Inc. (1996-1998); ENVOY Corporation (1995); Allied Clinical Laboratories, Inc. (1990 to 1994); and Lincoln National/Peak Health Plan (1987-1990). Mr. Hayden also serves on the board of directors for HealthStream Inc. (NASDAQ: HSTM), Sy.Med Development Inc., and Home Health Laboratory of America Inc. Mr. Hayden has a bachelor’s degree in government and international studies from the University of Notre Dame and a master’s degree in accounting from Northeastern University.

Peter E. Fleming, III

Mr. Fleming joined MedAvant in June 2006, as Executive Vice President and General Counsel. Mr. Fleming previously was counsel to the firm and a member of the litigation group at Curtis, Mallet-Prevost, Colt & Mosle LLP. Mr. Fleming is a former Assistant District Attorney for the City of New York and in private practice has participated in internal investigations and litigation related to a variety of compliance matters. In addition, he has counseled emerging growth companies and members of the private equity community by assisting both groups in their efforts to define, finance and grow their interests. He is admitted to the bars of New York, Connecticut and Pennsylvania, and to the U.S. District Court in the Districts of Connecticut, the Middle District of Florida and the Southern District of New York. He was an editor for the Law and Policy in International Business Journal. He received his bachelor’s degree from the University of Vermont in 1980 and his juris doctor from Georgetown University Law Center in 1985.

Lonnie W. Hardin

Mr. Hardin joined us in November 1997 in connection with our acquisition of US Health Data Interchange, Inc. Since November 2005, he has served as Executive Vice President, Operations, and from October 2000 until November 2005, he served as Senior Vice President of Payer Services. From November 1997 to October 2000, Mr. Hardin served as the Senior Vice President of Field Claims Operations. Prior to joining us, Mr. Hardin was employed by US Health

Data Interchange, Inc. from 1991 through 1997, during which time he held the positions of Vice President—Sales/Marketing and General Manager. Mr. Hardin is currently on the Board of Directors for the Electronic Healthcare Network Accreditation Commission and the Association for Electronic Health Care Transactions.

Allison W. Myers

Ms. Myers joined us in June 2005 as part of a strategic task force focused on improving us and currently serves as our Executive Vice President of Human Resources. Prior to joining us, from 2001 to 2005 Ms. Myers worked for Viewpointe, a bank consortium providing electronic check processing services to the financial industry. During her tenure at Viewpointe, Ms. Myers specialized in facilities management, vendor relationships and organizational management. Ms. Myers received a BS in communications from Texas A&M University in College Station, Texas.

Emily J. Pietrzak

Ms. Pietrzak joined us in June 2005 and currently serves as our Executive Vice President, Sales and Account Management. Previously, Ms. Pietrzak served as our Executive Vice President of Marketing and Communications. Prior to that time, she served as the Director of Communications from 2002 to 2005 for Viewpointe, a bank consortium providing electronic check processing and archival services to the financial industry. Before joining Viewpointe in 2002, Ms. Pietrzak served from 2001 to 2002 as the online editor for advertising agency Gear-Six, designing and launching online campaigns for the firm’s largest customer. In 2001, she also served as the senior marketing consultant for The Fourth Wall, Inc., a consulting firm specializing in marketing strategy and communications. Prior to that, Ms. Pietrzak led strategic planning and marketing activities as the marketing manager for Xpede, an online mortgage application company. Ms. Pietrzak began her career at Deloitte & Touche LLP, and she received a BS in business administration/finance from St. Mary’s College in California.

Eric D. Arnson

Mr. Arnson joined us in December 1998 in conjunction with our acquisition of Key Communications Service, Inc. Mr. Arnson served as our Vice President and General Manager of Lab Services from January 2003 to August 2005. From August 2005 through the present, he has served as our Executive Vice President, Product Management. From 1998 to 2003, Mr. Arnson held a number of positions within MedAvant including Product Manager, Vice President of Corporate Marketing and Vice President of Operations for Laboratory Services. Mr. Arnson holds a BS degree in marketing from the Indiana University School of Business.

Adnane Khalil

Mr. Khalil joined us in June 2006 and is the Executive Vice President of Technology. He came to us from Emdeon Business Services where he served as Director of Corporate Technologies and Product Development for six years. Previous experiences include serving as Senior Manager of Applications, Implementation and Database Administration for Maxim Group, the database architect for pharmacy data warehousing for Kaiser Permanente and leader of ERP implementations worldwide for Dun & Bradstreet Software Services. He is a senior consultant for the U.S. Centers for Disease Control and Prevention. Mr. Khalil received his bachelor’s degree in computer science from the University of West Florida and his master’s degree in management from Brenau University.

Teresa D. Stubbs

Ms. Stubbs joined us in 2001 as Director of Marketing and currently serves as Executive Vice President, Marketing and Corporate Communications. Ms. Stubbs has managed all aspects of corporate communications, including brand strategy, website development, advertising and public relations, and corporate, community and customer events. Her expertise includes new product introductions as five new product lines were launched while she was Manager of Communications and Advertising for Heartland Health in St. Joseph, Missouri. She has been involved with corporate rebranding efforts at Heartland Health and Dairyland Healthcare Solutions. Ms. Stubbs is a member of the National Investor Relations Institute. Ms. Stubbs earned a bachelor’s degree in English from Missouri Western State University.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and has requested management to ask for shareholder ratification of such selection at the Annual Meeting. Deloitte has audited our consolidated financial statements for the year ended December 31, 2006. Deloitte has advised us that the firm does not have any direct or indirect financial interest in us or our subsidiaries, nor has such firm had any such interest in connection with us or our subsidiaries during the past year, other than in its capacity as our independent registered public accounting firm. Representatives of Deloitte are expected to be at the Annual Meeting to answer any questions and make a statement should they be asked to do so.

Although our bylaws do not require shareholders to approve our independent registered public accounting firm, the Audit Committee would like our shareholders’ opinion as a matter of good corporate practice. If the shareholders vote against Deloitte, the Audit Committee will reconsider whether to keep the firm. However, even if the shareholders ratify the selection, the Audit Committee may choose to appoint a different independent accounting firm at any time during the year if it believes that a change would be in our best interests and the best interests of our shareholders.

We require the affirmative vote of the holders of a majority of the outstanding shares of stock present in person or represented by proxy and entitled to vote at the Annual Meeting to ratify the selection of Deloitte. Abstentions will be counted toward the tabulation of votes cast on proposals presented to our shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

OUR BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

Fees Paid to Independent Accountants

The SEC’s Final Rule on Auditor Independence requires that we make the following disclosures regarding the amount of fees billed by our independent registered public accounting firm and the nature of the work for which these fees were billed by the independent registered public accounting firm and the nature of the work for which these fees were billed.

Aggregate fees billed by Deloitte for audit services for the fiscal years ended December 31, 2006 and December 31, 2005 and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	Fees billed by Deloitte for the year ended December 31, 2006	Fees billed by Deloitte for the year ended December 31, 2005
Audit Fees (1)	$1,148,727	$1,023,330
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	$50,542	$70,000

Total	$1,199,269	$1,093,330

(1)	Comprised of the audits of our annual financial statements and reviews of our quarterly financial statements, as well as attestation services, comfort letters and consents to the SEC filings. Included in the 2006 amount is approximately $573,892 related to the attestation of our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002. The amount for 2005 was $571,985.
(2)	All other fees were comprised of reviewing SEC Letter responses, Form S-1, and an amendment to the Form S-1.

Pre-Approval Policies

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Deloitte. The policy generally pre-approves specific services in the defined categories of audit services, audit-related services, and tax services up to pre-determined amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. All fees described above were pre-approved by our Audit Committee. None of the hours expended on Deloitte’s services described above were attributable to work performed by persons other than Deloitte’s full-time, permanent employees. The Audit Committee considered the non-audit services listed above to be compatible with the determination of Deloitte’s independence.

Report of the Audit Committee (1)

The Audit Committee is composed of three (3) “independent” directors as defined in the listing standards promulgated by Nasdaq, as applicable and as may be modified or supplemented. The Audit Committee held thirteen (13) meetings during the 2006 fiscal year. Our Board has adopted a written charter for the Audit Committee. The Audit Committee is responsible for reviewing and monitoring, in an oversight capacity, the financial reporting and auditing processes. All members of the Audit Committee share equally the responsibility for the performance of the foregoing functions as further explained below and in the Audit Committee charter.

The Audit Committee provides assistance to our Board in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting, and internal control functions. The Audit Committee discusses with our independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. Only the Audit Committee can engage or terminate the engagement of the independent auditors.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the consolidated audited financial statements for the 2006 fiscal year with our independent registered public accounting firm, with management and with our entire Board, and discussed the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee reviewed with the independent registered public accounting firm, all matters required to be discussed by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received from its independent registered public accountants written disclosure and the letter regarding the independence of the independent registered public accountants, as required by Independence Standards Board Standard No. 1 and as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed the matter with its independent registered public accountants. The Audit Committee has determined that the independent registered public accounting firm’s non-audit services it provided to us were consistent and compatible with us and the foregoing guidelines.

The foregoing notwithstanding, management is ultimately responsible for our financial reporting processes, including the preparation of its consolidated financial statements in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”) and its system of internal audit controls, and our outside independent registered public accounting firm is responsible for the auditing of those consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB Standards”) and expressing its opinion as to whether the consolidated financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with GAAP.

Absent any evidence to the contrary, the Audit Committee has relied, without independent verification, on management’s representations that the consolidated financial statements are complete, free of material misstatement and prepared in accordance with GAAP, and on the opinion and representations made by the auditor in its report on our consolidated financial statements, including its representations that the auditor is “independent” and the audit was performed in accordance with PCAOB Standards. In reliance on the foregoing reviews, discussions and representations, the Audit Committee recommended to our Board (and our Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Samuel R. Schwartz, Chairman

Eugene R. Terry

James B. Hudak

(1)	THIS SECTION IS NOT “SOLICITING MATERIAL,” IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF OURS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY SUCH FILING.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Executive Compensation Philosophy

We recognize the importance of maintaining sound principles for the development and administration of our executive compensation and benefit programs. Specifically, our executive compensation and benefit programs are designed to advance the following core principles:

•	We strive to compensate our executives at competitive levels to ensure we attract and retain key management employees throughout our Company.

•	We provide our executives with the opportunity to earn above-market pay for above-market performance as measured against our peer group of companies.

•	We link our executives’ compensation, particularly annual cash bonuses, to established Company performance goals.

We believe that a disciplined focus on these core principles will benefit us, and ultimately our shareholders in the long-term by ensuring that we can attract and retain highly qualified executives who are committed to our long-term success.

Role of Our Compensation Committee

Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies, including our 2002 Equity Incentive Plan, as amended (the “2002 Plan”) and our 2006 Outside Director Stock Option Plan (“2006 Director Plan”). Our Compensation Committee is appointed by the Board, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is comprised of Mr. Edwin Cooperman, Chairman, and Mr. James Hudak.

Our Compensation Committee reviews and makes recommendations to the Board to ensure that our executive compensation and benefit programs are consistent with our compensation philosophy and corporate governance guidelines and, subject to the approval of the Board, is responsible for establishing the executive compensation packages offered to our Named Executive Officers (defined below). Our executives’ base salary, target annual bonus levels and target annual long-term incentive award values are set at competitive levels, with the opportunity to earn above-market pay for above-market performance. The benchmarking of executive compensation was outsourced to a third party that specializes in the field of compensation analysis. While specific peer companies were not named by the third party based on confidentiality, the industries that were used within the analysis were industry specific with a focus on technology and healthcare companies.

Our Compensation Committee has taken the following steps to ensure our executive compensation and benefit programs are consistent with our compensation philosophy and corporate governance guidelines:

•	Aligned executive compensation structures based on targeting a competitive level of pay as measured against our peer group;

•	Maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to our CEO independent of input from him;

•

Reviewed on an annual basis the performance of our other Named Executive Officers and other key employees with assistance from our CEO and determined proper total compensation based on competitive levels as measured against our peer group; and

•	Maintained the practice of holding executive sessions (without management present) at every Committee meeting.

Total Compensation

We intend to continue our strategy of compensating our Named Executive Officers at competitive levels, with the opportunity to earn above-market pay for above-market performance, through programs that emphasize performance-based incentive compensation in the form of cash and equity. To that end, total executive compensation is structured to ensure that, due to the nature of our business, there is an equal focus on our financial performance and shareholder return. For 2006, the total compensation paid to our Named Executive Officers generally fell between the twenty-fifth (25th) and fiftieth (50th) percentile of total compensation paid to executives holding equivalent positions in our peer group of companies. We believe that this position was consistent with our financial performance, the individual performance of each of our Named Executive Officers and shareholder return. We also believe that this total compensation was reasonable in its totality. Further, in light of our compensation philosophy, we believe that the total compensation package for our executives should continue to consist of base salary, annual cash incentive awards (bonus), long-term equity-based incentive compensation, and certain other benefits.

Elements of Compensation

Base Salary

Our Compensation Committee, in consultation with our CEO, strives to establish competitive base salaries for our Named Executive Officers (other than the CEO) as measured against our peer group of companies. When determining the amount of base salary for each of our Named Executive Officers, our Compensation Committee considers the salaries of similarly situated personnel in our peer group of companies. When making adjustments in base salaries in associated employment agreements, our Compensation Committee generally considers corporate financial performance and return to shareholders. In individual cases where appropriate, our Compensation Committee also considers non-financial performance measures, such as increases in market share, improvements in product and service quality, and improvements in relations with customers, suppliers, and employees. During 2006, only Mr. Lettko received an increase of 5% on July 1, 2006, while Messrs. O’Dowd, Fleming, Hardin, and Arnson received no increases in their base salaries. Base salaries of the Named Executive Officers are reviewed annually. Mr. Lettko currently receives an annual base salary of $420,000; Mr. O’Dowd received an annual base salary of $165,000; Mr. Fleming currently receives an annual base salary of $225,000; Mr. Hardin currently receives an annual base salary of $230,000 and Mr. Arnson currently receives an annual base salary of $175,000. Messrs. Lettko, O’Dowd, Fleming, Hardin and Arnson are parties to employment agreements which set their minimum base salaries at $400,000, $165,000, $225,000, $210,000 and $150,000, respectively. In 2006, base salaries paid to Messrs. Lettko, O’Dowd, Fleming, Hardin, and Arnson represented 75%, 72%, 35%, 63%, and 64%, respectively, of their total compensation. In each instance, our Named Executive Officer’s base salaries are determined by their respective employment agreements as summarized in the Executive Compensation section.

Cash Bonuses

In years of strong financial performance, our Named Executive Officers can earn cash bonuses that would be considered above-market as compared to our peer group.

This bonus plan is intended to reinforce our corporate goals, promote achievement of certain financial goals and reward the performance of individual officers in fulfilling their personal responsibilities. Consistent with our compensation philosophy, cash bonus payments to our Named Executive Officers are contingent upon the achievement of a specific performance target during the applicable performance period. Specific performance targets may be based on EBITDA, stock price or similar criteria. Each performance target may also have a threshold, target and maximum payout level.

Our Named Executive Officers have bonus plans which are directly related to Company metrics which encompass improved performance. These bonuses are to be paid based on the achievement of these metrics. While we view these Company metrics as aggressive and achievable, there is no guarantee that that our Named Executives will receive bonuses.

In addition to setting performance targets, the Compensation Committee also sets each Named Executive Officer’s target bonus percentage amount. This amount is based on a percentage of each Named Executive Officer’s base salary. In determining the target bonus percentage amount, our Committee considers a Named Executive Officer’s base salary and determines what target bonus percentage amount is required to keep the executive’s annual total cash compensation at a competitive level as compared to the benchmarking study we had performed. In addition, our Compensation Committee may also consider other various factors, including the impact a Named Executive Officer can have on meeting the stated performance target, previous performance, length of service to us and the amount of cash bonuses paid by our peer companies. For 2006, Messrs. Lettko, O’Dowd, Fleming, Hardin, and Arnson had target bonus percentage amounts of 100%, 40%, 30%, 40%, and 30%, in each case of their base salary, which equated to a targeted bonus amount of $410,769, $66,000, $28,846, $84,000, and $45,000, respectively, which was to be paid upon the achievement of the performance targets for each of such officers. In 2006, Messrs. Lettko, O’Dowd, Fleming, Hardin, and Arnson received cash bonuses of 88%, 46%, 18%, 48%, and 80% of their targeted bonus amount, pertaining to the year 2005, respectively, as all stated performance targets were achieved or exceeded. Because of the relative importance of our bonus plan to total compensation and its direct link to the achievement of specific performance targets, we believe that our bonus plan remains an important part of our compensation program.

2002 Equity Incentive Plan, as amended

Our 2002 Stock Option Plan serves as the vehicle to provide long-term incentive compensation to our Named Executive Officers. In furtherance of our compensation philosophy, it is our policy to grant awards based on merit. Our 2002 Plan provides for the grant of equity based awards, including restricted stock, stock options, stock appreciation rights (“SARs”), and other equity-based awards. Our Compensation Committee determines the relative mix of our equity-based awards by targeting the competitive levels of such awards as measured against our peer group. In determining the target amount of the award, our Committee considers the executive’s total cash compensation and determines what amount of equity-based compensation is required to keep the executive’s total cash compensation at a competitive level. The Committee may also consider other various factors, including our stock price and the amount of equity awards granted by our peer group of companies.

Consistent with our compensation philosophy, our Compensation Committee may condition awards on the achievement of similar performance targets as used in our bonus plan. For 2006, no performance targets were set for any of our Named Executive Officers with respect to the grant of equity incentives because awards were based on merit.

Description of Stock Option Grant Policy

The Company’s First Amended and Restated Stock Option Grant Policies and Procedures provides for grants of options for new hires, in the event of a promotion and/or based on merit up to 10,000 stock options, without the approval of the Compensation Committee, except that all grants to new hires at the executive vice president level or higher must have the approval of the Compensation Committee. No employee may be granted more than a total of 10,000 stock options in a fiscal year without the approval of the Compensation Committee. The Compensation Committee has also approved awarding up to at total of 25,000 stock options in the aggregate to the winners of sales and account management achievement and recognition awards without Compensation Committee approval for each individual grant. The process for granting an award begins with the individual’s manager submitting a request to make a grant to Mr. Lettko, our CEO. If he approves and executes the grant request form, Mr. Lettko will forward the request to the legal department and the human resources department for approval. If required, the request is then submitted to the Compensation Committee.

On June 26, 2006 Peter E. Fleming, III was granted 50,000 Stock Options in conjunction with his date of hire. Twenty-five percent (25%) of these options vest on June 26, 2007, with the remaining seventy-five (75%) vesting pro-rata over the remaining thirty-six (36) months. These options have a term of ten (10) years. On August 16, 2006, Eric Arnson was granted 20,000 Stock Options based on merit. Twenty-five percent (25%) of these options vest on August 16, 2007 with the remaining seventy-five percent (75%) vesting pro-rata over the remaining thirty-six (36) months. These options have a term of ten (10) years. On August 16, 2006 Lonnie Hardin was granted 20,000 Stock Options based on merit. Twenty-five percent (25%) of these options vest on August 16, 2007 with the remaining seventy-five percent (75%) vesting pro-rata over the remaining thirty-six (36) months. These options have a term of ten (10) years. On August 16, 2006 Douglas O’Dowd was granted 20,000 Stock Options based on merit. Twenty-five percent (25%) of these options vest on August 16, 2007 with the remaining seventy-five percent (75%) vesting pro-rata over the remaining thirty-six (36) months. Since Mr. O’Dowd was given notice of termination on March 30, 2007, all of his outstanding Stock Options will be considered vested on April 30, 2007.

Because our 2002 Plan ensures that our Named Executive Officers have a continuing stake in the long-term success of our company, we strongly feel that such 2002 Plan is consistent with our overall compensation philosophy.

Other Benefits

We also maintain a 401 (k) plan, which may provide compensation and benefits to our Named Executive Officers.

401(k) Plan

We maintain a 401(k) plan for all salaried employees, including our Named Executive Officers. Pursuant to the 401(k) plan, we match 100% of the first $500 of contributions by our Named Executive Officers and all other employees.

Perquisites

The Company does not provide any perquisites.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee has reviewed and discussed the above Compensation Discussion & Analysis with management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion & Analysis be included in the Company’s proxy statement.

Mr. Edwin Cooperman

Mr. James Hudak

(1)	THIS SECTION IS NOT “SOLICITING MATERIAL,” IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF OURS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE IN ANY SUCH FILING.

EXECUTIVE COMPENSATION

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers during 2006: (i) John Lettko, our Chief Executive Officer; (ii) Doug O’Dowd, our former Executive Vice President, Chief Financial Officer and Treasurer; (iii) Peter E. Fleming, III, our Executive Vice President, General Counsel and Secretary; (iv) Lonnie Hardin, our Executive Vice President of Operations; and (v) Eric Arnson, our Executive Vice President of Product and Business Management. Messrs. Fleming, Hardin and Arnson represent our three most highly-compensated executive officers whose total compensation exceeded $100,000, other than Messrs. Lettko and O’Dowd, who were serving as executive officers at December 31, 2006. We refer to these executives collectively as our “Named Executive Officers.” The identification of such Named Executive Officers is determined based on the individual’s total compensation for 2006, as reported below in the Summary Compensation Table.

The following table sets forth for our Named Executive Officers: (i) the dollar value of base salary earned during 2006; (ii) the dollar value of cash bonuses earned during the year; (iii) the fair value of stock awards and option awards granted during 2006; (iv) all other compensation for the year; and (v) the dollar value of total compensation for the year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (3) ($)	Total ($)
John G. Lettko (1)	2006	$412,154	$138,600	$0	$550,754
Chief Executive Officer and Director

Douglas J. O’Dowd (2)	2006	$165,000	$16,500	$48,217	$229,717
Former Chief Financial Officer

Peter E. Fleming, III	2006	$96,154	$15,000	$161,958	$273,112
General Counsel, Executive Vice President and Secretary

Lonnie W. Hardin	2006	$210,000	$52,500	$72,325	$334,825
Executive Vice President, Operations

Eric Arnson	2006	$150,000	$37,500	$48,217	$235,717
Executive Vice President, Product Management

(1)	Mr. Lettko was provided no additional compensation for role as Director.
(2)	Effective April 2, 2007, Mr. O’Dowd ceased providing services to us as CFO, and was replaced by Gerard M. Hayden, Jr.
(3)	The options were valued applying assumptions that are described in footnote 11 to the audited consolidated financial statements included in our Form 10-K for the year ended December 31, 2006, as filed March 15, 2007.

Employment Agreements

Mr. Lettko

In May 2005, we entered into an employment agreement with Mr. Lettko. The agreement is for a four-year term and automatically extends from year to year thereafter unless either party issues notice of non-renewal 90 days prior to the end of the initial term or any extension. Mr. Lettko currently receives an annual base salary of $420,000 and may receive up to an additional $420,000 as an annual bonus. At the time of his employment, Mr. Lettko received 400,000 stock options with an exercise price of $6.45 that vest pro rata over four (4) years. Mr. Lettko also received 200,000 performance based options that vest in four increments when our share price reaches each of $15, $20, $25, and $30. Mr. Lettko is entitled to any of our bonuses that may be awarded from time to time and to participate in any stock option plans that we may now have or in the future develop. He may be terminated for “cause” as defined in his agreement. If terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If he is terminated “without cause,” he will be entitled to receive an amount equal to his base annual salary plus bonus, if any, and continuation of health insurance for 12 months following termination. Upon “without cause” termination, all time vested options will continue to vest for 12 months, plus one half of all performance based options will vest immediately. In addition, the agreement contains confidentiality and non-competition covenants upon change in control all unvested options held by Mr. Lettko will accelerate and become automatically vested.

Mr. O’Dowd

On May 17, 2006, we entered into an employment agreement with Douglas J. O’Dowd. The agreement was for a three-year term and automatically extended from year to year thereafter unless either party provided notice to the other party of its intent not to renew such Employment Agreement not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the expiration of the then-current term or unless the Employment Agreement is terminated earlier in accordance with its terms. Pursuant to the terms of Mr. O’Dowd’s employment agreement, on March 30, 2007, we delivered notice of out intent to terminate the employment of Mr. O’Dowd. As a result, Mr. O’Dowd’s employment with us will terminate on April 30, 2007, and, effective April 2, 2007, Mr. O’Dowd was no longer our CFO. Until April 30, 2007, Mr. O’Dowd will continue to work with us in a more limited role, assisting us with the transition to our new CFO. Mr. O’Dowd received an annual base salary of $165,000 and was eligible to receive cash bonuses and equity-based incentives at the discretion of the Compensation Committee. In the event of a termination of employment without cause or by the executive for good reason, each as defined in the employment agreement, if the executive executes a full and complete release of any and all claims against the Company in a form satisfactory to the Company, the executive shall receive: (i) six (6) months of executive’s base salary as of the date of termination; plus (ii) a pro rata portion of any accrued vacation not already taken; plus (iii) a pro rata portion of any bonus that would have been paid to executive under any bonus plan which is adopted by the Company’s Compensation Committee or Board in such year if the Company and executive have met the targeted goals prior to the date of termination; plus (iv) the continuation for three (3) months from the effective date of termination of all of executive’s benefits including, without limitation, all insurance plans, on the same terms and conditions as had been provided to executive prior to the termination. All of the foregoing shall be payable in accordance with the Company’s customary payroll practices then in effect. Further, in the event of a termination of employment without cause or by the executive for good reason, any options then held by executive that have not already vested in accordance with their terms shall immediately vest and become exercisable. Finally, options held by the executive will vest upon a change in control of the Company.

Mr. Fleming

On March 22, 2007 we entered into an employment agreement with Peter E. Fleming, III, as General Counsel, Executive Vice President, and Secretary. The agreement is for a three-year term and will expire March 26, 2010 and automatically renews for additional one (1) year terms thereafter, unless either party provides notice to the other party of its intent not to renew such Employment Agreement not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the expiration of the then-current term or unless the Employment Agreement is terminated earlier in accordance with its terms. Mr. Fleming currently receives an annual base salary of $225,000 and is eligible to receive cash bonuses in amounts equal to 40% of his annual compensation and equity-based incentives at the discretion of the Compensation Committee. In the event of a termination of employment without cause or by the executive for good reason, each as defined in the applicable agreement, if the executive executes a full and complete release of any and all claims against the Company in a form satisfactory to the Company, the executive shall receive: (i) six (6) months of the executive’s base salary as of the date of termination; plus (ii) a pro rata portion of any accrued vacation not already taken; plus (iii) a pro rata portion of any bonus that would have been paid to the executive under any bonus plan which is adopted by the Company’s Compensation Committee or Board in such year if the Company and executive have met the targeted goals prior to the date of termination; plus (iv) the continuation for three (3) months from the effective date of termination of all of such executive’s benefits including, without limitation, all insurance plans, on the same terms and conditions as had been provided to such executive prior to the termination. All of the foregoing shall be payable in accordance with the Company’s customary payroll practices then in effect. Further, in the event of a termination of employment without cause or by the executive for good reason, any options then held by such executive that have not already vested in accordance with their terms shall immediately vest and become exercisable. Finally, options held by the executive will vest upon a change in control of the Company.

Mr. Hardin

On March 29, 2001, we entered into an employment agreement with Lonnie Hardin. The agreement was for a three-year term, automatically extended from year to year thereafter unless terminated by the Company or by Mr. Hardin by delivery of not less than 30 days’ written notice to the Company. Mr. Hardin currently receives an annual base salary of $230,000. Upon termination due to death or disability, termination by the Company without cause or termination by Mr. Hardin for good reason, Mr. Hardin is entitled to six (6) months of his base salary as of the date of termination; plus (i) a pro rata portion of any accrued vacation and any bonus compensation which would have been paid to him under any bonus plan; plus (ii) the continuation of all benefits including all insurance plans for six (6) months from the date of termination; plus (iii) any unvested options shall be vested as of the date of termination. If, within 90 days prior to a change in control, as defined in Mr. Hardin’s Stock Option Agreement, the employment agreement terminates for any reason, then (i) any unvested options shall vest as of the date of the change in control and shall remain vested and exercisable as specified in the Stock Option Agreement; and (ii) Mr. Hardin will receive the same separation benefits described in the preceding sentence except subsection (iii). Finally, on March 8, 2005, we entered into a letter agreement with Mr. Hardin, which provides that in the event of a combination (including a tender offer, merger, sale or exchange of 50% or more of the outstanding capital of the Company, or sale of all or substantially all of its assets or otherwise) of the Company with another party or a recapitalization of the Company or similar restructuring, then he will be eligible to receive a retention bonus of $100,000 in one lump sum.

Mr. Arnson

On May 16, 2006, we entered into an employment agreement with Eric Arnson. The agreement is for a three-year term and automatically extends from year to year thereafter unless either party provides notice to the other party of its intent not to renew such Employment Agreement not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the expiration of the then-current term or unless the Employment Agreement is terminated earlier in accordance with its terms. Mr. Arnson currently receives an annual base salary of $175,000 and is eligible to receive cash bonuses and equity-based incentives at the discretion of the Compensation Committee. In the event of a termination of employment without cause or by the executive for good reason, each as defined in the employment agreement, if the executive executes a full and complete release of any and all claims against the Company in a form satisfactory to the Company, the executive shall receive: (i) six (6) months of executive’s base salary as of the date of termination; plus (ii) a pro rata portion of any accrued vacation not already taken; plus (iii) a pro rata portion of any bonus that would have been paid to executive under any bonus plan which is adopted by the Company’s Compensation Committee or Board in such year if the Company and executive have met the targeted goals prior to the date of termination; plus (iv) the continuation for three (3) months from the effective date of termination of all of executive’s benefits including, without limitation, all insurance plans, on the same terms and conditions as had been provided to executive prior to the termination. All of the foregoing shall be payable in accordance with the Company’s customary payroll practices then in effect. Further, in the event of a termination of employment without cause or by the executive for good reason, any options then held by executive that have not already vested in accordance with their terms shall immediately vest and become exercisable. Finally, options held by the executive will vest upon a change in control of the Company.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2006

The following table provides information concerning the annual performance award and long-term equity awards made to each of our Named Executive Officers in fiscal 2006.

Name	Grant Date	All Other Stock Awards: No. of Shares of Stock or Units	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards
Mr. Lettko	—	—	—	—
Mr. O’Dowd	8/16/2006	—	20,000	$5.34
Mr. Fleming	6/26/2006	—	50,000	$7.17
Mr. Hardin	8/16/2006	—	30,000	$5.34
Mr. Arnson	8/16/2006	—	20,000	$5.34

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following tables set forth information on outstanding option and stock awards held by the Named Executive Officers at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option. No Named Executive Officer exercised options during fiscal year 2006.

Name	No. of Securities Underlying Unexercised Options (# Exercisable)		No. of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date
Mr. Lettko	158,333		—	241,667	(1)	6.45	5/10/2015
Mr. Lettko	—		—	200,000	(2)	6.45	5/10/2015

Mr. O’Dowd	500		—	500	(3)	9.04	10/29/2014
Mr. O’Dowd	457		—	228	(4)	17.74	3/2/2014
Mr. O’Dowd	457		—	1,228	(5)	3.55	11/17/2015
Mr. O’Dowd	13,541		—	36,459	(5)	3.55	11/17/2015
Mr. O’Dowd	—		—	20,000	(5)	5.34	8/16/2016

Mr. Fleming	—		—	50,000	(5)	7.17	6/26/2016

Mr. Hardin	—		—	14,855	(6)	15.55	9/27/2012
Mr. Hardin	1,434	(7)	—	—		15.55	9/27/2012
Mr. Hardin	893	(8)	—	—		15.15	4/24/2011
Mr. Hardin	2,107	(9)	—	—		13.80	7/25/2011
Mr. Hardin	13,333	(7)	—	0		22.95	7/11/2010
Mr. Hardin	5,233	(7)	—	—		15.55	9/27/2012
Mr. Hardin	9,351		—	25,177	(5)	3.55	11/17/2015
Mr. Hardin	—		—	30,000	(5)	5.34	8/16/2016

Mr. Arnson	133	(7)	—	—		15.55	9/27/2012
Mr. Arnson	500	(7)	—	—		22.95	7/11/2010
Mr. Arnson	2,500		—	2,500	(3)	9.04	10/29/2014
Mr. Arnson	3,867	(7)	—	—		15.55	9/27/2012
Mr. Arnson	667		—	333	(7)	17.81	2/26/2014
Mr. Arnson	2,843		—	7,657	(5)	3.55	11/17/2015
Mr. Arnson	—		—	20,000	(5)	5.34	8/16/2016

Notes:

1)	These options vest ratably over forty-eight (48) months from the date of the initial grant.
2)	These performance based options vest in four (4) increments when our share price reaches each of $15, $20, $25, $30, respectively.
3)	These options vest twenty-five percent (25%) in each of the four (4) years following the date of the initial grant.
4)	These options vested two-thirds (2/3) one (1) year from the date of the initial grant and one-third (1/3) three (3) years from the date of the initial grant.
5)	These options vest twenty-five percent (25%) one (1) year from the date of the initial grant and then ratably over the following thirty-six (36) months. They expire ten (10) years after the initial grant date.
6)	These options completely vest on the five (5) year anniversary of the initial grant and are for a ten (10) year term.
7)	The options vested in one-third (1/3) increments on the anniversary date in each of the three (3) years following the date of the initial grant.
8)	Eight hundred ninety-three (893) options vested on April 24, 2006.
9)	Twenty-one hundred and seven (2,107) options vested on July 25, 2006.

Disclosure Regarding Termination And Change In Control Provisions

Mr. Lettko

Mr. Lettko’s employment agreement provides that he may be terminated for “cause” as defined in the agreement. If terminated for cause, he will be entitled to base salary earned, and he will retain all vested stock options. If he is terminated “without cause,” he will be entitled to receive an amount equal to his base annual salary plus bonus, if any, and continuation of health insurance for 12 months following termination. Upon “without cause” termination, all time vested options will continue to vest for 12 months, plus one half of all performance based options will vest immediately. In addition, the agreement contains confidentiality and non-competition covenants upon change in control all unvested options held by Mr. Lettko will accelerate and become automatically vested.

Messrs. O’Dowd, Fleming and Arnson

Each of these agreements is for a three-year term and automatically extends from year to year thereafter unless either party provides notice to the other party of its intent not to renew such Employment Agreement not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the expiration of the then-current term or unless the employment agreement is terminated earlier in accordance with its terms. In the event of a termination of employment without cause or by the executive for good reason, each as defined in the employment agreement, if the executive executes a full and complete release of any and all claims against the Company in a form satisfactory to the Company, the executive shall receive: (i) six (6) months of executive’s base salary as of the date of termination; plus (ii) a pro rata portion of any accrued vacation not already taken; plus (iii) a pro rata portion of any bonus that would have been paid to executive under any bonus plan which is adopted by the Company’s Compensation Committee or Board in such year if the Company and executive have met the targeted goals prior to the date of termination; plus (iv) the continuation for three (3) months from the effective date of termination of all of executive’s benefits including, without limitation, all insurance plans, on the same terms and conditions as had been provided to executive prior to the termination. All of the foregoing shall be payable in accordance with the Company’s customary payroll practices then in effect. Further, in the event of a termination of employment without cause or by the executive for good reason, any options then held by executive that have not already vested in accordance with their terms shall immediately vest and become exercisable. If, within ninety (90) days prior to a change in control, as defined in their respective Stock Option Agreements, these agreements terminate for any reason other than for cause by the Company or for no good reason by the Named Executive Officer, then (i) any unvested options shall vest as of the date of change of control and shall remain vested and exercisable as specified in their respective Stock Option Agreements and (ii) the Named Executive Officer shall receive the same separation benefits described above.

Mr. Hardin

Mr. Hardin’s employment agreement provides that, upon termination due to death or disability, termination by the Company without cause or termination by Mr. Hardin for good reason, Mr. Hardin is entitled to 6 months of his base salary as of the date of termination; plus (i) a pro rata portion of any accrued vacation and any bonus compensation which would have been paid to him under any bonus plan; plus (ii) the continuation of all benefits including all insurance plans for six (6) months from the date of termination; plus (iii) any unvested options shall be vested as of the date of termination. If, within ninety (90) days prior to a change in control, as defined in Mr. Hardin’s Stock Option Agreement, the employment agreement terminates for any reason other than for (i) non-appealable conviction of a felony or of any crime involving fraud or misrepresentation that adversely affects the Company’s reputation in a material way or (ii) excessive use of alcohol or illegal drugs interfering with the performance of his duties and the continuance thereof after written warning, then (i) any unvested options shall vest as of the date of the change in control and shall remain vested and exercisable as specified in the Stock Option Agreement; and (ii) Mr. Hardin will receive the same separation benefits described in the preceding sentence except subsection (iii). Furthermore, a letter agreement we entered into with Mr. Hardin provides that in the event of a combination (including a tender offer, merger, sale or exchange of 50% or more of the outstanding capital of the Company, or sale of all or substantially all of its assets or otherwise) of the Company with another party or a recapitalization of the Company or similar restructuring, then he will be eligible to receive a retention bonus of $100,000 in one lump sum.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation received by each of our directors during 2006:

Name (1)	Fee Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Samuel R. Schwartz (2)	$40,371	$43,629	$84,000
Edwin M. Cooperman (3)	$54,250	$93,782	$148,032
James B. Hudak (4)	$25,750	$43,629	$69,379
Eugene R. Terry (5)	$50,500	$93,782	$144,282
William L. Bennett (6)	—	—	—
Kevin M. McNamara (7)	—	—	—
James H. McGuire (8)	$26,750	—	$26,750
Thomas E. Hodapp (9)	$37,500	$93,782	$131,282
Braden R. Kelly (10)	$25,750	$93,782	$119,532

(1)	Mr. Lettko’s compensation as a director has been fully reflected in the Summary Compensation Table as explained therein.
(2)	Mr. Schwartz has 14,000 stock options, none of which are currently vested.
(3)	Mr. Cooperman has 73,833 stock options, of that number 45,832 are currently vested and 28,001 are unvested.
(4)	Mr. Hudak has 14,000 stock options, none of which are currently vested.
(5)	Mr. Terry has 73,833 stock options, of that number 45,832 are currently vested and 28,001 are unvested.
(6)	Mr. Bennett passed-away on January 23, 2006. Mr. Bennett has 12,866 stock options which are all vested.
(7)	Mr. McNamara resigned as Chairman of the Board on January 26, 2006. Mr. McNamara has no outstanding stock options.
(8)	Mr. McGuire resigned from our Board on August 28, 2006. Mr. McGuire has no outstanding stock options.
(9)	Mr. Hodapp resigned from our Board on August 31, 2006. Mr. Hodapp has 28,000 stock options, none of which are currently vested.
(10)	Mr. Kelly resigned from our Board on October 5, 2006. Mr. Kelly has 70,500 stock options, of that number 42,500 are currently vested and 28,000 are unvested.

Retainer and Meeting Fees

Our directors, other than our CEO, receive an annual retainer fee of $25,000 as well as $1,000 for each Board meeting whether conducted in person or telephonically, $1,000 for each Committee Meeting which is over two (2) hours whether conducted in person or telephonically and $500 for each Committee Meeting which is under two (2) hours whether conducted in person or telephonically. We reimburse all directors for out-of-pocket expenses incurred in connection with attendance at the meetings. In addition, each of our non-employee directors participates in our 2006 Outside Director Stock Option Plan described below.

2006 Outside Director Stock Option Plan

Description of the 2006 Outside Director Stock Option Plan

The purpose of the Company’s 2006 Outside Director Stock Option Plan (the “Director Plan”) is to promote the long-term growth and financial success of MedAvant. The Director Plan is intended to secure for us and our shareholders the benefits of the long-term incentives inherent in increased Common Stock ownership by members of the Board who are not employees of MedAvant or its subsidiaries. It is intended that the Director Plan will induce and encourage highly experienced and qualified individuals to serve on the Board and assist us in promoting a greater identity of interest between the non-employee directors and our shareholders. The Director Plan was adopted by the Board on April 18, 2006, and was effective as of such date, subject to approval by the shareholders at the 2006 Annual Meeting. Such approval was obtained at the 2006 Annual Meeting.

Administration

The Director Plan will be administered by the Compensation Committee of the Board. Subject to the express provisions of the Director Plan, the Compensation Committee’s determinations and interpretations with respect to the Director Plan or any option granted under the Director Plan shall be final and conclusive.

Awards under the Director Plan; Shares Available

The Director Plan provides for the grant to non-employee directors of options to purchase our Common Stock. The maximum number of shares of Common Stock which may be acquired upon the exercise of options granted under the Director Plan is 315,250 subject to adjustment in certain cases described below. If any options granted under the Director Plan terminate, expire or are canceled prior to the delivery of all of the shares issuable thereunder, then such shares shall again be available for the granting of additional options under the Director Plan. Any shares delivered pursuant to the exercise of options granted under the Director Plan may be either authorized and unissued shares of Common Stock or treasury shares held by us. In addition, if any options granted under the 1995 Director Plan terminate, expire or are canceled prior to the delivery of the shares issuable under such options, then such shares will be added to the number of shares reserved under the Director Plan and shall be available for the granting of additional options under the Director Plan.

Terms of Awards

Under the Director Plan, at each annual shareholders meeting beginning with the Annual Meeting in 2006, each of our non-employee directors will automatically be granted an option to purchase 14,000 shares of our Common Stock. In addition, at the time of initial election to the Board, a non-employee director will receive an option to purchase 14,000 shares of our Common Stock. Upon the effective date of the Director Plan, each non-employee director also received a one-time option to purchase 14,000 shares of our Common Stock, subject to shareholder approval of the Director Plan.

The Compensation Committee may, in its discretion, grant additional options to non-employee directors at such times as the Compensation Committee determines.

All options granted under the Director Plan, whether automatically or in the Compensation Committee’s discretion, are subject to the following terms and conditions:

•	The exercise price per share of Common Stock subject to the options will be 100% of the fair market value of a share of Common Stock on the date the option is granted.

•	The options will be non-statutory stock options, which do not qualify for special income tax treatment under the Internal Revenue Code.

•	The options will have a term of ten years from the date the option is granted.

•	The options will vest in one-third increments on each of the first three anniversaries of the option grant date. Upon a change of control, all options will become fully vested.

•	If a non-employee director is dismissed from service as a result of the commission of a felony or an act of fraud against us or our affiliates, the director’s options will be forfeited.

•

The exercise price for shares of Common Stock acquired upon exercise of options may be paid in cash, by delivery of our Common Stock having a fair market value on the date of exercise equal to the exercise price, or by delivery to us of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares and deliver the sale or margin loan proceeds directly to us to pay the exercise price. No shares of Common Stock will be issued under the Director Plan until full payment therefore has been made.

Except as otherwise provided by the Compensation Committee, options are not transferable other than by will or the laws of descent and distribution, and may be exercised during the life of the non-employee director only by him or her.

Capital Adjustments

In the event of a stock dividend, stock split, reverse stock split or similar re-organization, the aggregate number and type of shares available under the Director Plan and that thereafter may be made subject to options, the number of shares subject to outstanding options and/or the exercise price for shares subject to each outstanding option shall be proportionately adjusted.

Amendment and Termination

The Board may at any time amend or terminate the Director Plan. Termination of the Director Plan shall not affect the rights of non-employee directors with respect to options previously granted to them, and all unexpired options shall continue in force and effect after termination of the Director Plan, except as they may lapse or be terminated by their own terms and conditions. Any amendment to the Director Plan to increase the numbers of shares of Common Stock reserved for issuance under the Director Plan, or any amendment to an option to decrease the exercise price, will not be effective unless approved by the our shareholders.

Certain Federal Income Tax Consequences

Tax and accounting considerations are not considered for determining forms of compensation.

The grant of a stock option under the Director Plan will create no income tax consequences to the non-employee director or us. A non-employee director who is granted a non-statutory stock option will generally recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock acquired at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the non-employee director.

A subsequent disposition of the Common Stock will give rise to capital gain or loss to the extent the amount realized from the sale differs from the tax basis, i.e., the fair market value of the Common Stock on the date of exercise. This capital gain or loss will be long-term capital gain or loss if the Common Stock has been held for more than one year from the date of exercise.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2006, the Compensation Committee consisted of Edwin M. Cooperman (Chairman) and James B. Hudak and:

•	None of the members of the Compensation Committee was an officer (or former officer) or employee of MedAvant or any of its subsidiaries;

•	None of the members of the Compensation Committee had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K;

•

None of our executive officers served on the compensation committee (or another Board Committee with similar functions) of any entity where one of that entity’s executive officers served on our Compensation Committee;

•	None of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

None of our executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on our Board.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We currently have $13.1 million of convertible notes outstanding to former shareholders of MedUnite. During the years ending December 31, 2004, 2005, and 2006, revenue generated from these shareholders totaled $19.7 million, $14.8 million, $10.8 million, respectively.

On December 7, 2005, MedAvant and certain of our wholly-owned subsidiaries, entered into a security and purchase agreement (the “Loan Agreement”) with Laurus Master Fund, Ltd. (“Laurus”) to provide up to $20 million in financing to us. The proceeds were used to repay our previous asset-based credit facility.

Under the terms of the Loan Agreement, Laurus extended financing to us in the form of a $5 million secured term loan (the “Term Loan”) and a $15 million secured revolving credit facility (the “Revolving Credit Facility”). The Term Loan has a stated term of five (5) years and will accrue interest at Prime plus 2%, subject to a minimum interest rate of 8%. The Term Loan is payable in equal monthly principal installments of approximately $89,300 plus interest until the maturity date on December 6, 2010. The Revolving Credit Facility has a stated term of three (3) years and will accrue interest at the 90 day LIBOR rate plus 5%, subject to a minimum interest rate of 7%, and a maturity date of December 6, 2008, with two (2) one-year options. Additionally, in connection with the Loan Agreement, we issued 500,000 shares of our Common Stock, par value $0.001 per share (the “Closing Shares”) to Laurus that were valued at approximately $2.4 million at the time of issuance.

We granted Laurus a first priority security interest in substantially all of our present and future tangible and intangible assets (including all intellectual property) to secure our obligations under the Loan Agreement. The Loan Agreement contains various customary representations and warranties of ours as well as customary affirmative and negative covenants, including, without limitation, limitations on liens of property, maintaining specific forms of accounting and record maintenance, and limiting the incurrence of additional debt. The Loan Agreement does not contain restrictive covenants regarding minimum earning requirements, historical earning levels, fixed charge coverage, or working capital requirements.

Description of Related Person Transaction Policy

We have adopted a written related person transaction policy. Pursuant to their policy, each executive officer, director or nominee for director of the Company will disclose to the Compensation Committee certain information relating to a Related Person Transaction for review, approval or ratification by the Compensation Committee. A Related Person means any director or executive officer, or nominee for director, of the Company and any member of the “immediate family” of such person. A Related Person Transaction is a consummated or currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which the Related Person had or will have a direct or indirect material interest. The information regarding a Related Person Transaction that should be reported to the Committee by the executive officer, director or nominee for director should include (i) the name of the Related Person, and if he or she is an immediate family member of an executive officer, director or nominee for director, the nature of such relationship; (ii) the Related Person’s interest in the transaction, (iii) the approximate dollar value of the amount involved in the transaction, (iv) the approximate dollar value of the amount of the Related Person’s interest in the transaction; and (v) in the case of indebtedness, the largest total amount of principal outstanding since the beginning of the Company’s last fiscal year, the amount of principal outstanding as of the latest practicable date, the amount of principal paid since the beginning of the Company’s last fiscal year, and the rate or amount of interest payable on the indebtedness. Such disclosure to the Committee should occur before, if possible, or as soon as practicable after the Related Person Transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the Related Person Transaction. In addition, the questionnaire sent annually by the Company to directors and executive officers will solicit information regarding Related Person Transactions that are currently proposed or occurred since the beginning of the Company’s last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Such reporting persons are required by SEC regulations to furnish us with copies of all such reports they file. Certain Form 4’s for Messrs. Terry, Cooperman, Hodapp, Schwartz, Hudak, Khalil and Fleming were inadvertently filed late in 2006. We believe that all other Section 16(a) filing requirements were complied with.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker, and direct your written request to MedAvant, 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, Attention: Assistant Corporate Secretary. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

Our Board is not aware of any other business that may come before the meeting. However, if additional matters properly come before the Annual Meeting, shares represented by all proxies received by our Board will be voted with respect thereto at the discretion and in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS

Proposals of Shareholders for the 2008 Annual Meeting

Shareholders may present proposals for inclusion in the proxy materials to be distributed in connection with the 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”). As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with our bylaws and SEC Rule 14a-8, in order to be properly brought before the 2008 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to our secretary at our principal executive offices not less than 90 nor more than 120 days before our 2008 Annual Meeting. As a result, any notice given by a shareholder pursuant to these provisions must be received no earlier than February 2, 2008, and no later than March 3, 2008, unless our 2008 Annual Meeting date is more than 30 days before or after June 1, 2008.

If our 2008 Annual Meeting date is advanced or delayed by more than 30 days from the date in 2008 that coincides with this year’s meeting date, then proposals must be received not less than 90 days nor more than 120 days before the 2008 Annual Meeting or the 10th day following the date on which the meeting date is publicly announced.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our bylaws and SEC requirements. We will not consider any proposal or nomination that does not meet the bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to ProxyMed, Inc., d/b/a MedAdvant Healthcare Solutions, 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, Attention: Assistant Corporate Secretary. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ADDITIONAL INFORMATION

Accompanying this proxy statement is a copy of our annual report, which includes a copy of the 2006 Annual Report on Form 10-K. Additional copies of our Annual Report as amended on Form 10-K may be obtained free of charge on written request or at www.medavanthealth.com. Please direct written requests to our principal executive offices, 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, Attention: Assistant Corporate Secretary.

DRIVING DIRECTIONS TO THE OUR NORCROSS, GEORGIA OFFICES

From Hartsfield Atlanta International Airport:

1.	Start on Local road(s) (East)

2.	Road name changes to Aviation Boulevard

3.	Turn RIGHT (South) onto US-41 [US-19]

4.	Take Ramp (LEFT) onto I-285 [SR-407] (I-285) around City

5.	Turn RIGHT onto Ramp (I-85 / Atlanta / Greenville)

6.	Keep RIGHT to stay on Ramp (I-85 / Greenville)

7.	Take Ramp (LEFT) onto I-85 [SR-403] (I-85 / Greenville)

8.	At I-85 Exit 102, turn RIGHT onto Ramp (GA-378 / Beaver Ruin Road / Lilburn)

9.	Take Ramp (RIGHT) onto SR-378 [Beaver Ruin Rd NW] (GA-378 / Lilburn)

10.	Turn LEFT (North) onto Shackleford Road NW

11.	Turn LEFT (North-West) onto Shackleford Court NW

Norcross, Georgia, USA

REVOCABLE PROXY

PROXYMED, INC.

☒	PLEASE MARK VOTES
AS IN THIS EXAMPLE

PROXY FOR ANNUAL MEETING OF PROXYMED, INC.

SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS OF

PROXYMED, INC.

The undersigned hereby appoints John G. Lettko and Peter E. Fleming, III with the power to vote, either one of them, at the Annual Meeting of Shareholders of ProxyMed, Inc. to be held on June 1, 2007, at 10:00 a.m., Eastern Time, at our corporate offices located at 1854 Shackleford Court, Suite 200, Norcross, Georgia 30093, or any adjournment thereof, all shares of our Common Stock which the undersigned possesses and with the same effect as if the undersigned was personally present, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on this card. If no directions are given, the proxies will vote for the election of all listed nominees; ratification and approval of the appointment of our independent certified registered public accountants for the 2007 fiscal year; and, at their discretion, on any other matter that may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ALL ITEMS.

1.	ELECTION OF DIRECTORS:

Nominees: Edwin M. Cooperman, James B. Hudak, Samuel R. Schwartz, John G. Lettko and Eugene R. Terry

☐	FOR	☐	WITHHOLD	☐	FOR ALL EXCEPT

INSTRUCTION: To withhold authority for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	RATIFY AND APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT CERTIFIED REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated:

Signature
(Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should include their titles.)

Detach above card, sign, date and mail in postage paid envelope provided.